H.J. GRUY AND ASSOCIATES, INC.

6575 West Loop South, Suite 670, Bellaire, Texas 77401 • TEL. (713) 739-1000 • FAX (713) 739-6112

EXHIBIT 23.2

CONSENT OF H.J. GRUY AND ASSOCIATES, INC.

We hereby consent to the use of the name H.J. Gruy and Associates, Inc. and of reference to H.J. Gruy and Associates, Inc. and to the inclusion of and references to our report, or information contained therein, dated January 23, 2023, prepared for SilverBow Resources, Inc. in the Registration Statement on Form S-3 filed on or about May 10, 2023.

We further consent to references to this firm under the heading “EXPERTS”.

                            H.J. GRUY AND ASSOCIATES, INC.

                            by: /s/ Marilyn Wilson
                            Marilyn Wilson, P.E.
                            Chief Executive Officer

May 10, 2023
Houston, Texas